EXHIBIT 99.1

NB&T Financial Reports Increased Second Quarter Earnings

July 17, 2007

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the second quarter of 2007 was $1,247,000, or $0.39 per diluted share, compared to net income of $719,000, or $.23 per diluted share, for the same period last year. The 73% earnings improvement is primarily the result of an increase in net interest income and a lower provision for loan losses; however, both non-interest income and non-interest expense also improved. Net income for the six months ended June 30, 2007 was $2,253,000, compared to $415,000 for the same six months last year. Last year’s results includes approximately $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank, and a net loss of approximately $149,000 on securities sold to pay off the debt. The increase in net income was also due to a decrease of $730,000 in the provision for loan losses over the same period last year.

Commenting on these results, President and CEO John Limbert stated, “We are pleased with the continued performance across our operating units. The major success, however, was in the significant reduction in our non-performing loans and our classified loans. Our loan officers and our credit administration group deserve recognition for their efforts!”

Net interest income was $4.95 million for the second quarter of 2007, an increase of $427,000 compared to the same quarter last year, despite a decrease in average earning assets of approximately $83.7 million. As a result, net interest margin increased to 3.98% for the second quarter this year from 3.12% for the second quarter last year. Interest income was $8.63 million for the second quarter of 2007 compared to $8.60 million during the same period last year. The second quarter of 2007 includes approximately of $324,000 of paid interest on non-accrual loans returned to accrual status. Total interest expense decreased $400,000 to $3.68 million during the second quarter of 2007 from $4.08 million during the same period last year. The decrease is primarily the result of the reduction in Federal Home Loan Bank advances, short-term borrowings and time deposits. The decreases in both average earning assets and the previously mentioned liabilities were all part of last year’s balance sheet restructuring to improve the Company’s net interest margin. Net interest income was $9.33 million for the first six months of 2007, compared to $9.12 million for the same period last year.

The provision for loan losses was decreased to $145,000 during the second quarter of 2007 and $150,000 for the first six months of 2007 from $270,000 and $880,000 during the same periods last year. The lower provision for loan losses in 2007 is a result of several factors. First, non-performing loans are down approximately $3.5 million at June 30,2007 compared to June 30, 2006. Second, net charge-offs during the quarter ended June 30, 2007 were $765,000, including one commercial real estate loan charged down $700,000 for which a specific reserve had been established. Excluding the $700,000 charge down, net charge-offs for both the quarter and six months ended June 30, 2007 were down compared to the same periods last year. Finally, actual loan balances at June 30, 2007 are down $42.9 million from June 30, 2006 with the largest decrease in consumer loans with the highest historical loss experience. The percentage of the allowance for loan losses to total loans was 1.04% at June 30, 2007.

Non-interest income was $2.15 million for the second quarter of 2007 and $2.01 million for the same period in 2006. The increase is primarily due to additional commissions generated by the insurance agency’s investment center, gains on loans sold in the secondary market, and fees earned on sweep account services started during the second half of 2006. These gains have been partially offset by lower deposit service charges and overdraft fees. Non-interest income, excluding security gains and losses, was $4.18 million for the first half of 2007, compared to $4.14 million in 2006. The Company realized $149,000 in net securities losses in the first half of 2006 from the sale of $17.9 million in securities. The Company has sold no securities during 2007.

Non-interest expense decreased $120,000 to $5.38 million for the second quarter of 2007, compared to the same quarter in 2006. The decrease between the two quarters was primarily due to increased marketing expenses associated with the Company’s 2006 branding initiatives. For the first six months of 2007, non-interest expense was $10.59 million, compared to $12.26 million in 2006. This decrease is primarily due to $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt and increased marketing expenses related to the Company’s branding initiatives in 2006.

On June 19, 2007 the Board of Directors declared a dividend of $0.28 per share, payable July 23, 2007 to shareholders of record on June 30, 2007. This amount of dividend represents a 3.7% increase from the second quarter of 2006. Additionally, during the second quarter the company repurchased 6,464 shares of its stock under the previously announced stock repurchase plan.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Six Months Ending
	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006	6/30/2007	6/30/2006
Statements of Income
Interest income	$8,627	$8,016	$8,292	$8,665	$8,600	$16,644	$17,139
Interest expense	3,678	3,633	3,675	4,103	4,078	7,311	8,017

Net interest income	4,949	4,383	4,617	4,562	4,522	9,333	9,122
Provision for loan losses	145	5	180	270	270	150	880
Other non-interest income	2,148	2,031	1,966	1,988	2,010	4,178	4,140
Net gains/(losses) on sales of securities	—	—	—	(1,192)	—	—	(149)
Gain on sale of branch	—	—	1,099	—	—	—

Total non-interest income	2,148	2,031	3,065	796	2,010	4,178	3,991

Other non-interest expenses	5,382	5,207	5,522	5,526	5,504	10,589	10,901
FHLB prepayment penalties	—	—	—	—	—	—	1,363

Total non-interest expenses	5,382	5,207	5,522	5,526	5,504	10,589	12,264

Income before income taxes	1,570	1,202	1,980	(438)	758	2,772	(31)
Income taxes	323	196	451	(350)	39	519	(446)

Net income	$1,247	$1,006	$1,529	$(88)	$719	$2,253	$415

Per Share Data
Basic earnings per share	$0.39	$0.32	$0.48	$(0.03)	$0.23	$0.71	$0.13
Diluted earnings per share	0.39	0.32	0.48	(0.03)	0.23	0.71	0.13
Dividends per share	0.28	0.28	0.27	0.27	0.27	0.56	0.54
Book value at quarter end	18.15	18.12	18.01	17.76	17.59	18.15	17.59
Average basic shares outstanding	3,189	3,186	3,175	3,176	3,174	3,188	3,174
Average diluted shares outstanding	3,191	3,186	3,176	3,177	3,175	3,189	3,175

Balance Sheet Items (Quarter End)
Total assets	$540,814	$546,912	$555,168	$570,831	$633,168	$540,814	$633,168
Securities	79,573	79,104	82,897	84,050	142,077	79,573	142,077
Loans	384,983	401,753	410,365	427,797	427,876	384,983	427,876
Allowance for loan losses	3,993	4,614	4,763	4,741	4,641	3,993	4,641
Deposits	443,421	447,048	453,268	460,593	469,060	443,421	469,060
Borrowings	36,125	37,601	39,598	49,331	45,675	36,125	45,675
Total shareholders’ equity	58,545	58,517	58,223	57,468	56,881	58,545	56,881

Selected Financial Ratios
Return on average assets	0.91%	0.73%	1.09%	(0.06)%	0.45%	0.84%	0.13%
Return on average equity	8.50	6.97	10.44	(0.61)	5.03	7.74	1.45
Dividend payout ratio	71.79	87.50	56.25	NM	117.39	78.87	415.38
Net interest margin	3.98	3.55	3.58	3.25	3.12	3.77	3.12
Average loans to average total assets	72.79	74.15	74.51	70.70	67.62	73.58	66.38
Average equity to average total assets	10.88	10.71	10.43	9.47	9.09	10.81	9.07
Non-performing loans to total loans	0.86	2.38	2.04	2.12	1.81	0.86	1.81
Loan loss allowance to total loans	1.04	1.15	1.16	1.11	1.08	1.04	1.08
Loan loss allowance to non-performing loans	120.38	48.35	56.94	52.33	59.81	120.38	59.81
Net charge-offs to average loans	0.78	0.15	0.15	0.16	0.11	0.46	0.14